UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 21, 2006
BMC SOFTWARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State of Incorporation)	001-16393 (Commission File Number)	74-2126120 (I.R.S. Employer Identification Number)

2101 CITYWEST BLVD. HOUSTON, TEXAS (Address of principal executive offices)	77042-2827 (Zip Code)
Registrant’s telephone number, including area code: (713) 918-8800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 204.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
On August 21, 2006, Robert E. Beauchamp, president and chief executive officer of BMC Software, Inc. (the “Company”) adopted a stock trading plan (the “Plan”) in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. As sales are executed in the future under each plan, they will be reported in accordance with federal securities laws. Using these plans, individuals can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess material non-public information.
Mr. Beauchamp has adopted a plan as part of his long-term individual asset diversification, tax and financial planning strategy. Mr. Beauchamp’s plan provides for the sale of up to a total of 1,075,028 shares acquired through the exercise of stock options over a period of approximately one year beginning in November 2006, subject to minimum price thresholds specified in the plan. This includes 475,028 shares subject to ten-year stock options scheduled to expire in calendar 2007 if not exercised prior to their expiration date, of which 300,000 have an exercise price of $30.72 and are scheduled to expire in November 2007. Shares will be sold under Mr. Beauchamp’s plan on the open market at prevailing market prices, subject to minimum price thresholds specified in the plan. Excluding the shares subject to stock options expiring in 2007, Mr. Beauchamp’s plan will exercise and sell no more than 200,000 shares per calendar quarter, subject to minimum price thresholds specified in the plan.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 21, 2006

BMC SOFTWARE, INC.
By:	/s/ CHRISTOPHER C. CHAFFIN
Christopher C. Chaffin
Senior Legal Counsel and Assistant Secretary

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